UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/29/2007

EnerSys
(Exact name of registrant as specified in its charter)

Commission File Number:  1-32253

Delaware	23-3058564
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

2366 Bernville Road, Reading, Pennsylvania 19605
(Address of principal executive offices, including zip code)

(610) 208-1991
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On June 29, 2007, EnerSys (the "Company") entered into an underwriting agreement (the "Underwriting Agreement") with Jefferies & Company, Inc. (the "Underwriter") and certain of the Company's stockholders (the "Selling Stockholders") pursuant to which the Selling Stockholders agreed to sell 6,000,000 shares of the Company's common stock (the "Shares") to the Underwriter at a price per Share of $18.05, for resale by the Underwriters pursuant to Registration Statement No. 333-136085. On July 5, 2007, the sale of the Shares pursuant to the Underwriting Agreement was completed, resulting in proceeds to the Selling Stockholders of approximately $108.3 million.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In connection with the relocation of the Company's European headquarters to Zurich, Switzerland from Brussels, Belgium, Mr. Kubis, President EnerSys Europe, has relocated to Zurich from Brussels and will be employed by EnerSys' Swiss subsidiary, EH Europe GmbH, pursuant to an Employment Agreement dated as of July 1, 2007 ("EH Europe Employment Agreement"). The existing directorship agreement between EnerSys Delaware Inc. and Mr. Kubis and the managing directorship agreement between EnerSys SPRL and Mr. Kubis have been terminated effective as of July 1, 2007.

Under the EH Europe Employment Agreement, Mr. Kubis' base salary is 545,500 Swiss Francs ("CHF") ($449,966, based on an exchange rate at July 1, 2007, of CHF 1 equals $0.8256). In addition, Mr. Kubis is entitled to a bonus of up to 60% of his base salary under the EnerSys Management Incentive Plan and is eligible to participate in the EnerSys 2006 Equity Incentive Plan and any successor plan thereto. EH Europe will reimburse Mr. Kubis for private school tuition for his child, family travel expenses to and from the United States, automobile expenses and tax preparation and planning fees. Mr. Kubis will also receive a cost of living allowance at the rate of 16% of base salary, adjusted annually, and a monthly housing allowance of CHF 5,880 ($4,855, based on an exchange rate at July 1, 2007, of CHF 1 equals $0.8256). Mr. Kubis may participate in the Company's 401(k) Plan and is eligible for the 5% annual company match, capped at the applicable Internal Revenue Service limit. EH Europe will reimburse Mr. Kubis for reasonable relocation expenses to Switzerland from Brussels and will indemnify him for taxes in excess of 30% of his total compensation, up to a total compensation of CHF 915,000 ($755,424 based on an exchange rate at July 1, 2007, of CHF 1 equals $0.8256).

The EH Europe Employment Agreement is not for a specific term but provides that either party can terminate the agreement upon the statutory notice requirement applicable to employers in Switzerland. The EH Europe Agreement provides generally that Mr. Kubis may not compete with our business for 2 years following termination of employment. If Mr. Kubis is terminated without Cause or resigns for Good Reason (each as defined in the EH Europe Employment Agreement), then he will be entitled to his base salary, average bonus and welfare benefits for up to 2 years, and he will be reimbursed for expenses to relocate to the United States.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits
    1.1 Underwriting Agreement, dated June 29, 2007, between EnerSys, Jefferies & Company, Inc., and certain selling stockholders named thereon.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EnerSys

Date: July 06, 2007	By:	/s/ Frank M. Macerato
Frank M. Macerato
Vice President & General Counsel

Exhibit Index

Exhibit No.	Description
EX-1.1	Underwriting Agreement, dated June 29, 2007, between EnerSys, Jefferies & Company, Inc., and certain selling stockholders named thereon.